The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has been declared effective. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit (s)(1)

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE SECURITIES OFFERINGS]

PROSPECTUS SUPPLEMENT

(to Prospectus dated                     , 2011)

             Shares

THL Credit, Inc.

Common Stock

We are an externally-managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. We are managed by our investment adviser, THL Credit Advisors LLC, which also provides the administrative services necessary for us to operate.

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We invest primarily in junior capital securities, including subordinated, or mezzanine, debt and second lien secured debt, which junior capital may include an associated equity component such as warrants, preferred stock or other similar securities. We may also invest in first lien senior secured loans.

We are offering for sale              shares of our common stock. We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “TCRD.” On                     , 2011, the last reported sale price of a share of our common stock on the NASDAQ Global Select Market was $            . The net asset value per share of our common stock at                     , 2011 (the last date prior to the date of this prospectus on which we determined net asset value) was $            .

This prospectus supplement and the accompanying prospectus contains important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We are required to file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. The information is available free of charge by contacting us THL Credit, Inc., 100 Federal Street, 31st floor, Boston, MA 02110, or by calling us at (800) 450-4424 or on our website at www.thlcredit.com. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains such information. Information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement and the accompanying prospectus.

An investment in our common stock is very risky and highly speculative. Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. In addition, the companies in which we invest are subject to special risks. See “Risks” beginning on page 14 of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to THL Credit, Inc. (before expenses)(1)	$	$

(1)	We estimate that we will incur approximately $ (or $ per share of the shares sold in this offering) of expenses relating to this offering, resulting in net proceeds, after sales load (underwriting discount) and expenses, to us of approximately $ million (or $ per share of the shares sold in this offering).

The underwriters have an option to purchase up to an additional              shares from us at the public offering price, less the underwriting discounts and commissions, within              days from the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $            , the total underwriting discount and commissions (sales load) paid by us will be $            , and total proceeds, before expenses, will be $            .

The underwriters expect to deliver the shares on or about                     , 2011.

[Underwriters]

                    , 2011

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risks.” Throughout this prospectus supplement and the accompanying prospectus, we refer to THL Credit, Inc. as the “Company,” “we,” “us” or “our;” THL Credit Advisors LLC as “THL Credit Advisors,” the “Advisor” or the “Administrator”, Thomas H. Lee Partners, L.P. as “THL Partners”, THL Credit Opportunities, L.P. as “THL Credit Opportunities” and THL Credit Group, L.P. as “THL Credit Group.”

THL Credit, Inc.

We are an externally-managed, non-diversified closed-end management investment company incorporated in Delaware on May 26, 2009, that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. On April 21, 2010, we completed our initial public offering, formally commencing principal operations. In addition, we have elected to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. In 2009, the Company was treated for tax purposes as a corporation. Our investment activities are managed by THL Credit Advisors and supervised by our board of directors, a majority of whom are independent of THL Credit Advisors and its affiliates. As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” for discussion of BDC regulation and other regulatory considerations.

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We invest primarily in junior capital securities, including subordinated, or mezzanine, debt and second lien secured debt, which junior capital may include an associated equity component such as warrants, preferred stock or other similar securities. We may also invest in first lien senior secured loans. In certain instances we will also make direct equity investments. We define middle market companies to mean both public and privately-held companies with annual revenues of between $25 million and $500 million. We expect to generate returns through a combination of contractual interest payments on debt investments, equity appreciation (through options, warrants, conversion rights or direct equity investments) and origination and similar fees. We can offer no assurances that we will achieve our investment objective.

We believe there are significant opportunities to finance middle market companies that require capital for growth and acquisitions. We also believe that, as a result of the recent credit crisis, a significant investment opportunity exists to invest in middle market companies requiring junior capital to recapitalize their balance sheets. Additionally, we generally do not intend to invest in start-up companies, operationally distressed situations or companies with speculative business plans. Furthermore, we may invest throughout an entity’s capital structure, which may include senior secured loans, common and preferred equity, options and warrants, high-yield bonds and other structured securities. In addition, we may from time to time invest up to 30% of our assets opportunistically in other types of investments, including the securities of larger public companies and foreign securities. We anticipate that, over time, our investment portfolio will consist primarily of investments in junior capital.

It is also our belief that a combination of sponsored and unsponsored investments is important to having the most attractive opportunities across investment cycles, and to that end our nationwide origination efforts target both private equity sponsors and referral sources of unsponsored companies.

Unsponsored companies are either privately-held companies typically owned and controlled by entrepreneurs rather than private equity firms or microcap public companies, or those public companies with market capitalization of less than $300 million. We believe that unsponsored middle market companies represent a large, attractive and less competitive investment opportunity for two primary reasons: (1) the number of unsponsored companies far exceeds the number of sponsored companies; and (2) most investors focus primarily on sponsored companies. We also believe that investments in unsponsored companies will provide for the most attractive economics, alignment of interests with management and the greatest control for us as an investor because unsponsored companies generally have less access to capital providers.

With respect to sponsored transactions, which we define as those companies controlled by private equity firms, or sponsors, we expect the demand for leveraged buyouts to grow as mergers and acquisition activity increases, although with reduced senior lending from banks and what may be reduced participation from collateralized loan obligation vehicles. We believe junior capital providers will see increasing opportunities to fill the financing gap. We expect significant demand from sponsors who need to recapitalize the balance sheets of certain of their portfolio companies or, in certain situations, acquire portfolio companies.

We are generally required to invest at least 70% of our total assets primarily in securities of private and certain U.S. public companies (other than certain financial institutions), cash, cash equivalents and U.S. government securities and other high quality debt investments that mature in one year or less.

We are permitted to borrow money from time to time within the levels permitted by the 1940 Act (which generally allows us to incur leverage for up to one half of our assets). We may borrow money when the terms and conditions available are favorable to long-term investing and well-aligned with our investment strategy and portfolio composition. The use of borrowed funds or the proceeds of preferred stock to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock.

Organizational overview

THL Credit Advisors LLC

Our investment activities are managed by our investment adviser, THL Credit Advisors. THL Credit Advisors is responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. THL Credit Advisors was formed as a Delaware limited liability company on June 26, 2009 and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. THL Credit Advisors is led by James K. Hunt, W. Hunter Stropp and Sam W. Tillinghast, who, along with Terrence W. Olson, Stephanie Paré Sullivan, Christopher J. Flynn and Kunal M. Soni, constitute its principals. We refer to these individuals collectively as the THL Credit Principals. The THL Credit Principals and other investment professionals make up our investment team. THL Credit Advisors is owned and controlled by certain of the THL Credit Principals and a partnership consisting of certain of the partners of THL Partners.

Before joining THL Credit Group, an affiliate of THL Credit Advisors, in 2007, Messrs. Hunt, Tillinghast and Stropp, who collectively have investment experience of 25 years on average and 15 years at a minimum, were responsible for over $40 billion in investments over the period from 1990 to 2006. Messrs. Hunt and Tillinghast separately had ultimate investment authority for SunAmerica Corporate Finance and the Private Placement Group of AIG, respectively, where these investments were made. The responsibilities of these individuals included sourcing, identifying, evaluating, structuring, managing and monitoring mezzanine debt, leveraged loans, private placements and private equity investments. Over the past four years, these individuals have held ultimate responsibility for approximately $360 million in investments. The THL Credit Principals have worked together extensively in the past and have invested through multiple business and credit cycles, investing across the entire capital structure. We believe the THL Credit Principals bring a unique investment perspective and skill set by virtue of their complementary, collective experience as both debt and equity investors. In addition, we believe they bring an active equity ownership mentality and intend to focus on adding value to portfolio companies through board representation, when possible, active monitoring and direct dialogue with management.

THL Credit Advisors also serves as our administrator and leases office space to us and provides us with equipment and office services. The tasks of our administrator include overseeing our financial records, preparing reports to our stockholders and reports filed with the SEC and generally monitoring the payment of our expenses and the performance of administrative and professional services rendered to us by others.

Thomas H. Lee Partners, L.P. (“THL Partners”)

Founded in 1974, THL Partners is one of the oldest and largest private equity investment firms in the United States. Since its establishment, THL Partners has raised approximately $22 billion of equity capital and together with its affiliates, completed acquisitions of more than 100 businesses, with an aggregate purchase price in excess of $125 billion, and over 200 add-on transactions. THL Partners focuses its high value-added strategy on growth businesses and seeks to partner with the best managers in an industry to build great companies. We benefit from THL Credit Advisors’ relationship with THL Partners. THL Credit Advisors has access to the contacts and industry knowledge of THL Partners’ investment team to enhance its transaction sourcing capabilities and consults with the THL Partners team on specific industry issues, trends and other matters to complement our investment process. A partnership consisting of certain partners of THL Partners holds a 50% economic interest in THL Credit Advisors, subject to certain preferred payment obligations if such partnership makes additional capital contributions in excess of its original investment in THL Credit Advisors.

Market opportunity

We intend to invest primarily in junior capital securities, including subordinated, or mezzanine, debt and second lien secured debt. We may also invest in first lien senior secured loans. In certain instances we will also make direct equity investments. Mezzanine debt is subordinated to senior loans and is generally unsecured. First lien senior secured loans generally are senior debt instruments that rank ahead of subordinated and second lien secured debt of a given portfolio company. These loans, together with second lien secured loans, also have the benefit of a senior security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. We believe the environment for investing in middle market companies is attractive for several reasons, including:

Consolidation among commercial banks has reduced the focus on middle market business. We believe that many senior lenders have de-emphasized their service and product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and providing other non-credit services to their customers. Further, many financial institutions and traditional lenders are faced with constrained balance sheets and are requiring existing borrowers to reduce leverage.

Middle market companies are increasingly seeking lenders with long-term permanent capital for debt and equity capital. We believe that many middle market companies prefer to execute transactions with private capital providers such as us, rather than execute high-yield bond or equity transactions in the public markets, which may necessitate increased financial and regulatory compliance and reporting obligations. Further, we believe many middle market companies are inclined to seek capital from a small number of providers with access to permanent capital that can satisfy their specific needs and can serve as value-added financial partners with an understanding of, and longer-term view oriented towards the growth of such businesses.

The current market environment may mean more favorable opportunities for investing in lower middle market companies. We believe that as part of the path of economic recovery following the recent credit crisis, select market participants such as hedge funds and collateralized loan obligation vehicles may no longer be as active as lenders in the lower middle market, a space in which we focus, resulting in fewer lender participants and a greater opportunity for us to originate proprietary investment opportunities in the lower middle market. Fewer participants also results in a more disciplined approach to investment opportunities, a situation on which we are well positioned to capitalize given the extensive level of experience of the THL Credit Principals, who have worked closely together and have invested through multiple business and credit cycles. In addition, investing in junior capital securities in the middle market may offer more favorable returns relative to their investment risk, when compared to investments in public high yield or syndicated bank loan securities. For example, junior capital securities generally involve better pricing terms, access to information, and the ability to diligence and evaluate management teams.

Investment strategy

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We invest primarily in junior capital securities, including subordinated, or mezzanine, debt and second lien secured debt, which junior capital may include an associated equity component such as warrants, preferred stock or other similar securities. We may also invest in first lien senior secured loans. In certain instances we will also make direct equity investments. Our capital is used to support organic growth, acquisitions, market or product expansion, and recapitalizations. As such, our investment adviser targets companies with strong operators or management teams which maintain a strong alignment of interests in their business and are seeking capital to grow the company. In these situations, a substantial portion of the stockholders’ net worth is subordinated to our debt instrument, reinforcing this alignment of interests.

Our strategy includes an intensive and proactive sourcing of transactions by our investment adviser who targets investments in both sponsored and unsponsored middle market companies. Sponsored investments, or investments in companies that are controlled by private equity firms, are sourced via long-standing relationships of the THL Credit Principals and ongoing development of new relationships with referral sources and equity sponsors who view our investment adviser as a partner in the transaction, rather than simply a source of capital to leverage their returns. Unsponsored investments are largely sourced from a variety of regional and local intermediaries, including regional investment banking firms, business brokers, accountants and lawyers, rather than large commercial or investment banks. For information regarding differences between sponsored and unsponsored transactions, see “The Company—General” in the accompanying prospectus.

We believe a strategy focused on junior capital debt in middle market companies has a number of compelling attributes. First, the market for these instruments is relatively inefficient, allowing an experienced investor an opportunity to produce high risk-adjusted returns. Second, downside risk can be managed through an extensive credit-oriented underwriting process, creative structuring techniques and intensive portfolio monitoring. We believe private junior capital investments generally require the highest level of credit and legal due diligence among debt or credit asset classes. Lastly, compared with equity investments, returns on junior capital loans tend to be less volatile given the substantial current return component and seniority in the capital structure relative to equity.

On April 8, 2011, we received a “Greenlight” letter that will allow us to file an application to license a small business investment company, or SBIC with the Investment Division of the Small Business Administration , or the SBA. The SBIC, which will be a wholly-owned subsidiary of THL Credit, Inc., will have investment objectives similar to ours and will make similar types of investments in accordance with SBA regulations. The SBIC will be subject to regulation and oversight by the SBA. There can be no assurance that we will be able to obtain such license and capitalize such SBIC with sufficient regulatory capital to borrow the maximum amount receivable.

Competitive advantages

We believe that, although THL Credit Advisors is a newly-organized investment adviser and has limited experience managing a BDC, we possess the following competitive advantages over many other capital providers to middle market companies:

Highly experienced management team. Before joining an affiliate of THL Credit Advisors three years ago, Messrs. Hunt, Tillinghast and Stropp, who have 25 years of investment experience on average and 15 years at a minimum, have been responsible for over $40 billion in investments, which included identifying, evaluating, structuring, managing and monitoring mezzanine debt, leveraged loans, private placements and private equity investments. The THL Credit Principals have worked together extensively in the past and have invested through multiple business and credit cycles, investing across the entire capital structure with the objective of generating attractive, long-term, risk-adjusted returns. Significant to executing on our strategy will be the THL Credit Principals’ unique investment perspective and skill-set by virtue of their complementary collective experience as both debt and equity investors. In addition, we believe the THL Credit Principals bring an active equity ownership mentality and intend to focus on adding value to portfolio companies through board representation, active monitoring and direct dialogue with management.

No legacy portfolio. As a newly-formed company, we are not adversely affected by deteriorating credit quality of investments held in any legacy portfolios that were built or acquired prior to the fourth quarter of 2008. Our entire portfolio consists of investments that were originated since 2009 which we believe have the stronger and more conservative credit characteristics in place following the credit crisis. We believe this provides us with a significant competitive advantage as we will be able to deploy our available capital into investments that have been structured and priced to reflect current, rather than historical, market conditions. Additionally, our efforts can be more focused on sourcing and accessing new investments. There can be no assurance, however, that we will be able to avoid losses or deterioration in the credit quality of our investments.

National middle market origination platform. With offices in Boston, Houston and Los Angeles, THL Credit Advisors has deep and diverse national origination relationships in the debt capital and private equity markets. These relationships provide an important channel through which our investment adviser expects to generate deal flow consistent with our investment strategy. Members of THL Credit Advisors’ investment team have relationships with investment bankers, commercial bankers (national, regional and local), lawyers, accountants and business brokers as well as access to the extensive network of THL Partners. THL Credit Advisors actively utilizes these relationships and networks to source and execute attractive investments, and maintains a database and set of reports where the details of all potential investment opportunities are tracked. Further, we believe the investment history and long-standing reputation of the THL Credit Advisors investment team members in the market allow THL Credit Advisors an early look at new investment opportunities.

Ability to execute unsponsored transactions. THL Credit Advisors believes it is one of the few credit market participants that actively seek unsponsored investments and possesses the experience and resources, as a result of the long-standing relationship of the THL Credit Principals and ongoing development of new relationships with referral sources and equity sponsors, to source unsponsored junior capital transactions. Furthermore, THL Credit Advisors has the capability to perform the rigorous in-house due diligence, structuring and monitoring activities necessary to execute such transactions.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan for our stockholders. This is an “opt in” dividend reinvestment plan. As a result, if we declare a cash dividend or other distribution, each stockholder that has not “opted in” to our dividend reinvestment plan will receive cash dividends, rather than having their dividends automatically reinvested in additional shares of our common stock. Stockholders who receive distributions in the form of shares of common stock will be subject to the same federal, state and local tax consequences as if they received their distributions in cash. See “Dividend Reinvestment Plan.”

Taxation

We elected to be treated for federal income tax purposes as a regulated investment company, or a RIC, under Subchapter M of the Code . As a RIC, we generally will not pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as dividends, which allows us to reduce or eliminate our corporate level tax. See “Tax Matters.” To maintain the federal income tax benefits of RIC status, we must meet specified source-of-income and asset diversification requirements and distribute annually an amount equal to at least 90% of the sum of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of assets legally available for distribution. There is no assurance that we will meet these tests and be eligible to make a RIC election. If we do not qualify or do not make a RIC election, we would be taxed as a C corporation and the resulting corporate-level income tax could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions.

Use of Proceeds

We intend to use the net proceeds from selling our securities for general corporate purposes, which includes investing in debt and equity securities, repayment of any outstanding indebtedness and other general corporate purposes.

Leverage

We borrow funds to make additional investments, and we have granted, and may in the future grant, a security interest in our assets to lenders in connection with any such borrowings, including any borrowings by any of our subsidiaries. We use this practice, which is known as “leverage,” to attempt to increase returns to our common stockholders. However, leverage involves significant risks. See “Risks.” With certain limited exceptions, we are only allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. As of June 30, 2011, the Company had no borrowings outstanding. The amount of leverage that we employ will depend on our assessment of market and other factors at the time of any proposed borrowing.

On March 11, 2011, we entered into a three-year $115 million syndicated credit facility (the “Facility) with ING Capital LLC (“ING”). The Facility will expire on March 11, 2014. The Facility was expanded to $125 million on March 23, 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial condition, liquidity and capital resources—Credit Facility” in the accompanying prospectus.

Distributions

As a RIC, we are required to distribute annually to our stockholders at least 90% of the sum of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. We are not subject to corporate level income taxation on income we timely distribute to our stockholders as dividends. See “Tax Matters.” We intend to continue to distribute quarterly dividends to our common stockholders, however, we may not be able to maintain the current level of dividend payments, including due to regulatory requirements. Our quarterly dividends, if any, will be determined by our board of directors. We pay regular quarterly dividends based upon an estimate of annual taxable income available for distribution to stockholders and the amount of taxable income carried over from the prior year for distribution in the current year. For more information, see “Distributions.”

We may issue preferred stock from time to time, although we have no immediate intention to do so. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock will be quarterly. To the extent we issue preferred stock, the payment of dividends to holders of our preferred stock will take priority over payment of dividends to our common stockholders. See “Description of Our Preferred Stock” in the accompanying prospectus.

Risks

Investing in our common stock may be speculative and involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest. Certain of these risks are referenced below:

Capital markets are currently functional, but may experience periods of disruption and instability, which could have a negative impact on our business and operations.

There are numerous risks relating to our business, including credit losses on our investments, the risk of loss associated with leverage if we determine at some point to use leverage, illiquidity and valuation uncertainties in our investments, possible lack of appropriate investments, the lack of experience of our investment adviser and our dependence on such investment adviser.

There are also numerous risks relating to our investments, including the risky nature of the securities in which we invest, the subordinated nature of select investments, our potential lack of control over our portfolio companies, our limited ability to invest in public or foreign companies and the potential incentives in our investment adviser to invest more speculatively than it would if it did not have an opportunity to earn incentive fees.

We also have various risks relating to our status as a BDC, including limitations on raising additional capital, failure to qualify as a BDC and loss of tax status as a RIC.

There are also risks relating to this offering, including volatility in our stock price and the anti-takeover effect of certain provisions in our certificate of incorporation.

See “Risks” beginning on page 14 of the accompanying prospectus for a more detailed discussion of these and other material risks you should carefully consider before deciding to invest in our common stock.

Certain Anti-Takeover Provisions

Our certificate of incorporation and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Our Capital Stock” in the accompanying prospectus.

In addition, our board of directors will be divided into three classes with the term of one class expiring at each annual meeting of stockholders. This structure is intended to provide us with a greater likelihood of continuity of management. A staggered board of directors also may serve to deter hostile takeovers or proxy contests, as may certain other measures we have adopted. See “Description of Our Capital Stock” in the accompanying prospectus.

General Information

Our principal executive offices are located at 100 Federal Street, 31st floor, Boston, MA 02110, and we can be reached by telephone at (800) 450-4424. We maintain a website on the Internet at www.thlcredit.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. This information is available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, who file documents electronically with the SEC.

THE OFFERING

Common Stock Offered by us, Excluding the Underwriters’ Over-Allotment Option	shares.

Common Stock Outstanding Prior to This Offering	shares.

Common Stock Outstanding After This Offering, Excluding the Underwriters’ Over-Allotment Option	shares.

Use of Proceeds	We intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities, repayment of any outstanding indebtedness and other general corporate purposes. See “Use of Proceeds.”

NASDAQ Global Select Market symbol	“TCRD”

FEES AND EXPENSES

The following table is intended to assist you in understanding the various costs and expenses that an investor in our securities will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	—	%(1)
Offering Expenses (as a percentage of offering price)	—	%(2)
Dividend Reinvestment Plan Fees	—	%(3)
Debt Securities and/or Preferred Stock Offering Expenses Borne by Holders of Common Stock	—	%(4)

Total Stockholder Transaction Expenses (as a percentage of offering price)	—	%(4)

Annual Expenses (as a Percentage of Net Assets Attributable to Common Shares)
Base Management Fees	—	%(5)
Incentive Fees Payable Under the Investment Management Agreement (20% of ordinary income and capital gains)	—	%(6)
Interest Payments on Borrowed Funds (including Costs of Servicing Debt Securities and/or Preferred Stock)	—	%(7)
Other Expenses	—	%(8)
Acquired Fund Fees and Expenses	—	%(9)

Total Annual Expenses	—%

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above and have excluded performance-based incentive fees. See Note 7 below for additional information regarding certain assumptions regarding our level of leverage. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

(1)	In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load and the Example will be updated accordingly.
(2)	The related prospectus supplement will disclose the applicable offering expenses and total Stockholder transaction expenses.
(3)	The expenses of the dividend reinvestment plan are included in “Other Expenses.” See “Dividend Reinvestment Plan.”
(4)	The prospectus supplement corresponding to each offering will disclose the applicable offering expenses and total stockholder transaction expenses. Although we have no definitive plans to do so at this time, we could determine, if market conditions are favorable and our board of directors determined that it was in the best interests of the Company and our stockholders, to issue debt securities. Accordingly, we have estimated debt securities offering expenses which are included in the “Interest Payment on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)” line item.

(5)	Our base management fee under the investment management agreement is based on our gross assets without deduction for any liabilities and is payable quarterly in arrears. See “The Advisor—Investment Management Agreement.” The amount assumes borrowings of $ . See “Management’s Discussion and Analysis of Financial condition, liquidity and capital resources” in the accompanying prospectus and footnote 7 below. We do not expect to have significant expense accruals at the end of each quarter and accordingly do not expect our other liabilities will have an impact on our base management fee rate in relation to net assets attributable to our common stock.
(6)	Assumes incentive fee earned by the Advisor remain consistent with the amounts earned for the six months ended , 20 . For more detailed information about incentive fees related to capital gains incurred by us that are not payable to the Advisor under the terms of the investment management agreement, please see Note 3 to our consolidated financial statements for the six months ended , 20 .

The incentive fee consists of two components, ordinary income and capital gains:

The ordinary income component, which is payable quarterly in arrears, will equal 20.0% of the excess, if any, of our “Preincentive Fee Net Investment Income” over a 2.0% quarterly (8.0% annualized) hurdle rate, expressed as a rate of return on the value of our net assets attributable to our common stock, and a “catch-up” provision, measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our investment adviser receives no incentive fee until our net investment income equals the hurdle rate of 2.0% but then receives, as a “catch-up,” 100% of our preincentive fee net investment income with respect to that portion of such preincentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% subject to a total return requirement and deferral of non-cash amounts. The effect of the “catch-up” provision is that, subject to the total return and deferral provisions discussed below, if preincentive fee net investment income exceeds 2.5% in any calendar quarter, our investment adviser will receive 20.0% of our preincentive fee net investment income as if a hurdle rate did not apply. The ordinary income component of the incentive fee will be computed on income that may include interest that is accrued but not yet received in cash. The foregoing incentive fee is subject to a total return requirement, which provides that no incentive fee in respect of the Company’s preincentive fee net investment income will be payable except to the extent 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding calendar quarters exceeds the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters. In other words, any ordinary income incentive fee that is payable in a calendar quarter will be limited to the lesser of (i) 20% of the amount by which our preincentive fee net investment income for such calendar quarter exceeds the 2.0% hurdle, subject to the “catch-up” provision, and (ii) (x) 20% of the cumulative net increase in net assets resulting from operations for the then current and 11 preceding calendar quarters minus (y) the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the sum of preincentive fee net investment income, base management fees, realized gains and losses and unrealized appreciation and depreciation of the Company for the then current and 11 preceding calendar quarters. In addition, the portion of such incentive fee that is attributable to deferred interest (sometimes referred to as payment-in-kind interest, or PIK, or original issue discount, or OID) will be paid to THL Credit Advisors, together with interest thereon from the date of deferral to the date of payment, only if and to the extent we actually receive such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. There is no accumulation of amounts on the hurdle rate from quarter to quarter and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate and there is no delay of payment if prior quarters are below the quarterly hurdle rate.

The capital gains component of the incentive fee will equal 20.0% of our “Incentive Fee Capital Gains,” if any, which will equal our aggregate cumulative realized capital gains from inception through the end of each calendar year, computed net of our aggregate cumulative realized capital losses and our aggregate cumulative unrealized capital depreciation, less the aggregate amount of any previously paid capital gain incentive fees. The second component of the incentive fee will be payable, in arrears, at the end of each calendar year (or upon termination of the investment management agreement, as of the termination date), commencing with the year ending December 31, 2010. For a more detailed discussion of the calculation of this fee, see “The Advisor—Investment Management Agreement” in the accompanying prospectus.

(7)	We may borrow funds from time to time to make investments to the extent that the economic situation is conducive to doing so. The costs associated with our borrowings are indirectly borne by our investors. For purposes of this section, we have computed interest expense assuming that (i) we maintain no cash or cash equivalents, (ii) borrow for investment purposes an amount equal to % of our total assets ($ million out of total assets of $ million. The $ million assumes borrowing up to our capacity on our $125 million existing credit facility and assumes we issue an additional $ million of debt securities or borrow under a future credit facility (*)) and (iii) the annual interest rate, representing interest, credit facility fees and amortization of debt securities offering costs, is %. Total assets of $ million assumes full utilization of the $250 million under the shelf registration statement.

(*) Although we have no definitive plans to do so at this time, we could determine, if market conditions are favorable and our board of directors determined that it was in the best interests of the Company and our stockholders, to issue debt securities.

(8)	Other expenses include overhead expenses for the estimated current fiscal year based on amounts incurred by us for the months ended , 20 , including payments under the administration agreement based on our projected allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the administration agreement. The Administrator performs services under the Administration Agreement at cost. See “The Advisor—Administration Agreement” in the accompanying prospectus.
(9)	Acquired fund fees and expenses assumes annualized management fees, other expenses and incentive fees incurred by LCP Capital Fund, LLC (“LCP”). Such fees and expenses are netted against distributions received by the Company from LCP on a quarterly basis.

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the investment management agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. For example, if we assumed that we received our 5% annual return completely in the form of net realized capital gains on our investments, computed net of all cumulative unrealized depreciation on our investments, the projected dollar amount of total cumulative expenses set forth in the above illustration would be as follows:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

In addition, the example assumes no sales load. Also, while the example assumes reinvestment of all dividends at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

In addition to factors previously identified elsewhere in this prospectus, including the “Risks” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our investment adviser;

•	the impact of increased competition;

•	the impact of future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or THL Credit Advisors;

•	the ability of THL Credit Advisors to identify suitable investments for us and to monitor and administer our investments;

•	our contractual arrangements and relationships with third parties;

•	any future financings by us;

•	the ability of THL Credit Advisors to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates; and

•	the impact of changes to tax legislation and, generally, our tax position.

This prospectus and any prospectus supplement, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

CAPITALIZATION

The following table sets forth:

•	the actual capitalization of THL Credit, Inc. at , 20 ; and

•

the pro forma capitalization of THL Credit, Inc. reflects the sale of              shares of our common stock in this offering at an assumed public offering price of $             per share (the last reported closing price of our common stock on                     , 20    ) after deducting the underwriting discounts and commissions of approximately $             and estimated offering expenses of approximately $             payable by us.

As of , 20
	THL Credit, Inc. Actual (in thousands)	THL Credit, Inc. Pro Forma (in thousands)

Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit facilities payable	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$

Capital in excess of par value		$

Total stockholders’ equity		$

USE OF PROCEEDS

The net proceeds from the sale of             shares of our common stock in this offering will be $             (or $             if the over-allotment is exercised in full) after deducting estimated offering expenses of approximately $             payable by us. A $             increase (decrease) in the assumed offering price per share would increase (decrease) net proceeds to us from this offering by $             million, assuming the number of shares offered by us as set forth on the cover page of this prospectus supplement remains the same. Any additional proceeds to us resulting from an increase in the public offering price or the number of shares offered pursuant to this prospectus supplement will be used by us as described below.

We intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities, repayment of any outstanding indebtedness and other general corporate purposes.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years. Pending such uses and investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to our investment adviseor will not be reduced while our assets are invested in such securities. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

UNDERWRITING

             are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $             per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm sales to discretionary accounts.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase from us up to              additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, THL Advisors and our officers and directors have agreed with the underwriters, subject to certain exceptions, not to issue, sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date days after the date of this prospectus supplement, except with the prior written consent of             .

The    -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the     -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the    -day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the    -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TCRD”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase from us additional shares of common stock. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. In compliance with such requirements, the underwriting discounts and commissions in connection with the sale of securities will not exceed 8% of gross proceeds of this offering.

Paid by THL Credit, Inc.
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with the offering, one or more of the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be $            .

The underwriters have performed investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Each of the underwriters acted as underwriters in our initial public offering.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any such underwriter’s website is not part of this prospectus supplement and the accompanying prospectus. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours.

The principal business address of              is             ,            ,            .

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by             .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP is our independent registered public accounting firm located at 125 High Street, Boston, Massachusetts 02110, has audited our financial statements as of and for the year ended December 31, 2010, as set forth in their report.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. The information is available free of charge by contacting us at THL Credit, Inc., 100 Federal Street, 31st floor, Boston, MA 02110, or by calling us at (800) 450-4424 or on our website at www.thlcredit.com.